Exhibit 10.7

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of July 17, 2006 by Environmental Power Corporation, a Delaware corporation with its principal place of business at One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 (together with its subsidiaries, the “Company”), and Kamlesh R. Tejwani, an individual residing at 95 Falmouth Street, Short Hills, New Jersey 07078 (the “Employee”).

INTRODUCTION

The Company desires to retain the services of the Employee during its transition to new executive leadership, and the Employee desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Change in Title; Services.

1.1 Resignation as President and Chief Executive Officer. Effective July 17, 2006, the Employee hereby resigns as President and Chief Executive Officer of the Company.

1.2 Retention of Vice Chairman Position. The Employee shall remain as Vice Chairman of the Board of Directors during the term of this Agreement.

1.3 Services. In his capacity as Vice Chairman, the Employee agrees to perform such services, and to undertake such projects, as may be directed by the Company’s Board of Directors or its Chief Executive Officer. The Employee shall perform such services and work on such projects on a substantially full-time basis.

2. Term. This Agreement shall commence on the date hereof and shall continue until June 30, 2007 (such period, as it may be extended, being referred to as the “Transition Period”), unless sooner terminated in accordance with the provisions of Section 4.

3. Compensation.

3.1 Salary. During the Transition Period, the Company shall continue to pay the Employee his current base salary, in accordance with the Company’s normal payroll practices.

3.2 Separation Payments. Provided that the Employee has continued to perform his duties under this Agreement through the Transition Period, or the Transition Period has been terminated by the Company without Cause (as defined in Section 4.2), beginning six months after the expiration or termination of the Transition Period, the Company will pay to the Employee separation payments in the aggregate amount of $225,000, in installments, as follows: (i) the sum of $112,500 payable on the first business day after the six-month anniversary of the expiration or termination of the Transition Period, and (ii) the remaining balance of $112,500 payable in six equal monthly installments thereafter, in accordance with the Company’s usual payroll intervals. In addition, in the event that the Company terminates the Transition Period without Cause prior to December 31, 2006, the Employee will be entitled to an additional lump sum payment on the six-month anniversary of the termination of the Transition Period equal to the aggregate base salary he would have been paid hereunder for the remaining portion of the Transition Period ending on December 31, 2006.

3.3 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and necessary expenses incurred or paid by the Employee in connection with, or related to, the performance of his services under this Agreement. The Employee shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Employee amounts shown on each such statement within 30 days after receipt thereof.

3.4 Benefits. During the Transition Period, the Employee shall be entitled to such benefits, coverages or privileges, as the Employee has previously enjoyed during his employment with the Company. In addition, subject to Section 4.2, during the 12-month period following the later of (i) December 31, 2006 or (ii) the end of his employment with the Company, to the extent permitted by applicable law and the terms of the policies carried by the Company, the Company will continue to pay the premiums of, and permit the Employee to participate in, the medical, dental and life insurance plans as offered by the Company from time to time to its employees. In the event that the Employee accepts employment with a new employer and receives comparable benefits from such employer, such benefits will terminate.

3.5 Car and Office. During the Transition Period and, if the Transition Period is terminated without Cause (as defined in Section 4.2), until June 30, 2007, the Company will continue to (a) pay the monthly lease payments on the automobile currently leased by the Company for his use, and to reimburse the Employee for the cell phone charge currently reimbursed to him, and (b) provide the Employee with office space in New York City comparable to the office space currently used by the Employee, together with such equipment, telephone connections and Internet connections as the Employee substantially similar to those the Employee currently uses. In the event that the Employee accepts employment with a new employer and receives comparable benefits from such employer, such benefits will terminate.

3.6 Effect on Outstanding Options. The Company acknowledges and agrees that (a) the options to purchase shares of the Company’s Common Stock, $0.01 par value per share, represented by that certain Amended and Restated Nonstatutory Stock Option, dated March 29, 2004 and effective as of July 3, 2003 (the “Option Agreement”) are fully vested as of the date hereof, and (b) unless the Transition Period is terminated by the Company for Cause, or an event of the kind described in Section 3(e) of the Option Agreement occurs, the expiration or termination of the Transition Period shall be deemed to be a termination of the Employee without cause for purposes of Section 3(d) of the Option Agreement, and the options represented thereby shall be exercisable until the Final Exercise Date (as defined in the Option Agreement).

4. Termination.

4.1 Termination for Convenience. The Company may terminate this Agreement, and the Employee’s employment with the Company, at any time for its convenience.

In the event of termination by the Company pursuant to this Section 4.1, the Employee will be entitled to the payments and benefits described in Sections 3.2, 3.4 and 3.5, and the treatment of the Option Agreement set forth in Section 3.6.

4.2 Termination for Cause. The Company may terminate this Agreement, and the Employee’s employment with the Company, at the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to perform in a satisfactory manner his reasonably assigned duties for the Company or (ii) the Employee has engaged in dishonesty, gross negligence or willful misconduct, or committed any violation of the Company’s written policies or procedures, (b) if the Employee breaches or threatens to breach any provision of Sections 6 or 7 of the Employment Agreement, dated as of July 3, 2003, between the Employee and the Company, as amended to date (the “Employment Agreement”), or (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony. In the event of termination for Cause, the Employee shall be entitled only to payment of base salary earned, and reimbursement of expenses incurred, through the date of such termination, and shall not be entitled to any other payments or benefits under this Agreement after the date of such termination.

5. Cooperation. The Employee shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Employee to perform his obligations hereunder. The Employee shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Limits on Authority. The Employee is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9. Entire Agreement; Effect on Employment Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Notwithstanding the foregoing, (a) the provisions of Sections 6 and 7 of the Employment Agreement shall continue to apply to the Employee and shall remain in full force and effect in accordance with their terms, and (b) the remaining provisions of the Employment Agreement shall be of no further force or effect.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

11. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

12. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

13. Miscellaneous.

13.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

COMPANY:

ENVIRONMENTAL POWER CORPORATION

By:	/s/ John F. O’Neill
John F. O’Neill
Chief Financial Officer

EMPLOYEE:

/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani